Exhibit 11.1

GDEV INC.

INSIDER TRADING COMPLIANCE POLICY

This Insider Trading Compliance Policy (this “Policy”) of GDEV Inc., together with its direct and indirect subsidiaries (the “Company”), consists of seven sections:

●	Section I provides an overview;
●	Section II sets forth the policies of the Company prohibiting insider trading;
●	Section III explains insider trading;
●	Section IV consists of procedures that have been put in place by the Company to prevent insider trading;
●	Section V sets forth additional transactions that are prohibited by this Policy;
●	Section VI explains Rule 10b5-1 trading plans; and
●	Section VII refers to the execution and return of a certificate of compliance.

I.SUMMARY

Preventing insider trading is necessary to comply with securities laws and to preserve the reputation and integrity of the Company as well as that of all persons affiliated with the Company.  “Insider trading” occurs when any person purchases or sells a security while in possession of inside information relating to the security of the issuer of the security.  As explained in Section III below, “inside information” is information that is both “material” and “non-public.”  Insider trading is a crime.  The penalties for violating insider trading laws include imprisonment, disgorgement of profits, civil fines and significant criminal fines.  Insider trading is also prohibited by this Policy, and violation of this Policy may result in Company-imposed sanctions, including termination of employment for cause.

This Policy applies to all officers, directors and employees of the Company.  Individuals subject to this Policy are responsible for ensuring that members of their households also comply with this Policy.  This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, limited liability companies, partnerships or trusts (such entities, together with all officers, directors and employees of the Company, are referred to as the “Covered Persons”), and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the individual’s own account.  This Policy extends to all activities within and outside an individual’s Company duties.  Every officer, director and employee must review this Policy.  Questions regarding the Policy should be directed to the Company’s General Counsel.

This Policy addresses compliance with applicable U.S. laws.  Many other laws may also be implicated by trading in the securities of the Company.

II.STATEMENT OF POLICIES PROHIBITING INSIDER TRADING

No officer, director or employee shall purchase or sell any type of security while in possession of material, non-public information relating to the security or its issuer, whether the issuer of such security is the Company or any other company.

The above prohibitions do not apply to the following “permitted transactions”:

●	purchases of the Company’s securities by a Covered Person from the Company or sales of the Company’s securities by a Covered Person to the Company;
●	exercises of stock options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards, that in each case do not involve a market sale of the Company’s securities (the “cashless exercise” of a Company stock option through a broker does involve a market sale of the Company’s securities, and therefore would not qualify under this exception);
●	bona fide gifts of the Company’s securities, unless the person giving the gift knows, or is reckless in not knowing, that the recipient intends to sell the securities while the donor is in possession of material non-public information about the Company; or
●	purchases or sales of the Company’s securities made pursuant to any binding contract, specific instruction or written plan entered into outside of a black-out period and while the purchaser or seller, as applicable, was unaware of any material, non-public information and which contract, instruction or plan (i) meets all of the requirements of the affirmative defense provided by Rule 10b5-1 (“Rule 10b5-1”) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) was pre-cleared in advance pursuant to this Policy and (iii) has not been amended or modified in any respect after such initial pre-clearance without such amendment or modification being pre-cleared in advance pursuant to this Policy. For more information about Rule 10b5-1 trading plans, see Section VI below.

In addition, no officer, director or employee shall directly or indirectly communicate (or “tip”) material, non-public information to anyone outside of the Company (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company other than on a need-to-know basis.

III.EXPLANATION OF INSIDER TRADING

“Insider trading” refers to the purchase or sale of a security while in possession of “material,” “non-public” information relating to the security or its issuer.

“Securities” include stocks, bonds, notes, debentures, options, warrants and other convertible securities, as well as derivative instruments.

“Purchase” and “sale” are defined broadly under the federal securities law.  “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security.  “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security.  These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options, and acquisitions and exercises of warrants or puts, calls or other derivative securities.

It is generally understood that insider trading includes the following:

●Trading by insiders while in possession of material, non-public information;
●Trading by persons other than insiders while in possession of material, non-public information, if the information either was given in breach of an insider’s fiduciary duty to keep it confidential or was misappropriated; and
●Communicating or tipping material, non-public information to others, including recommending the purchase or sale of a security while in possession of such information.

A.What Facts are Material?

The materiality of a fact depends upon the circumstances.  A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision, if it would significantly alter the total mix of information available to investors, or if the fact is likely to have a significant effect on the market price of the security.  Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity.

Examples of material information include (but are not limited to) information about financial position, including corporate earnings or earnings forecasts; possible mergers, acquisitions, tender offers, joint ventures, dispositions or changes in assets; major new products or product developments; important business developments such as major contract awards or cancellations; incidents involving cybersecurity, data protection or personally identifiable information; developments regarding the Company’s intellectual property portfolio; management or control changes; changes in the outside auditor or notification by the auditor that the Company may no longer rely on an auditor’s report; significant borrowing or financing developments including pending public sales or offerings of debt or equity securities; defaults on borrowings; bankruptcies; and significant litigation or regulatory actions.  Moreover, material information does not have to be related to a company’s business.  For example, the contents of a forthcoming newspaper column that is expected to affect the market price of a security can be material.

A good general rule of thumb: When in doubt, do not trade!

B.What is Non-public?

Information is “non-public” if it is not available to the general public.  In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through such media as Dow Jones, Business Wire, Reuters, The Wall Street Journal, Associated Press or United Press International, a broadcast on widely available radio or television programs, publication in a widely available newspaper, magazine or news website, a Regulation FD-compliant conference call or public disclosure documents filed with the U.S. Securities and Exchange Commission (“SEC”) that are available on the SEC’s website.

The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.  In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information.  Generally, one should allow two full trading days following publication as a reasonable waiting period before such information is deemed to be public.

If, for example, the Company were to make an announcement on a Monday prior to 9:30 a.m. Eastern time, the information would be deemed public after the close of trading on Tuesday. If an announcement were made on a Monday after 9:30 a.m. Eastern time, the information would be deemed public after the close of trading on Wednesday. If you have any question as to whether information is publicly available, please direct an inquiry to the General Counsel.

C.Who is an Insider?

“Insiders” include officers, directors and employees of a company and anyone else who has material non-public information about a company.  Insiders have independent fiduciary duties to their company and its shareholders not to trade on material, non-public information relating to the company’s or another company’s securities.  All officers, directors and employees of the Company should consider themselves insiders with respect to material, non-public information about the Company’s business, activities and securities.

Individuals subject to this Policy are responsible for ensuring that members of their households also comply with this Policy.  This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the individual’s own account.

The laws and regulations concerning insider trading are complex, and Covered Persons are encouraged to seek guidance from the General Counsel prior to considering a transaction in Company securities.

D.Trading by Persons Other than Insiders

Insiders may be liable for communicating or tipping material, non-public information to a third party (“tippee”), and insider trading violations are not limited to trading or tipping by insiders.  Persons other than insiders also can be liable for insider trading, including tippees who trade on material, non-public information tipped to them or individuals who trade on material, non-public information that has been misappropriated.

Tippees inherit an insider’s duties and are liable for trading on material, non-public information illegally tipped to them by an insider.  Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade.  In other words, a tippee’s liability for insider trading is no different from that of an insider.  Tippees can obtain material, non-public information by receiving overt tips from others or through, among other things, conversations at social, business or other gatherings.

E.Penalties for Engaging in Insider Trading

Penalties for trading on or tipping material, non-public information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers.  The SEC and Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority.  Enforcement remedies available to the government or private plaintiffs under the federal securities laws include:

●	SEC administrative sanctions;
●	Securities industry self-regulatory organization sanctions;
●	Civil injunctions;
●	Damage awards to private plaintiffs;
●	Disgorgement of all profits;
●	Civil fines for the violator of up to three times the amount of profit gained or loss avoided;
●	Civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of $2,479,282 (subject to adjustment for inflation) or three times the amount of profit gained or loss avoided by the violator;
●	Criminal fines for individual violators of up to $5,000,000 ($25,000,000 for an entity); and
●	Jail sentences of up to 20 years.

In addition, insider trading could result in serious sanctions by the Company, including dismissal.  Insider trading violations are not limited to violations of the federal securities laws.  Other United States federal and state civil or criminal laws, such as laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act, also may be violated in connection with insider trading.

F.Size of Transaction and Reason for Transaction Do Not Matter

The size of the transaction or the amount of profit received does not have to be significant to result in prosecution.  The SEC has the ability to monitor even the smallest trades, and the SEC performs routine market surveillance.  Brokers and dealers are required by law to inform the SEC of any possible violations by people who may have material, non-public information.  The SEC aggressively investigates even small insider trading violations.

G.Examples of Insider Trading

Examples of insider trading cases include actions brought against corporate officers, directors and employees who traded in a company’s securities after learning of significant confidential corporate developments; friends, business associates, family members and other tippees of such officers, directors and employees who traded in the securities after receiving such information; government employees who learned of such information in the course of their employment; and other persons who misappropriated, and took advantage of, confidential information from their employers.

The following are illustrations of insider trading violations.  These illustrations are hypothetical and, consequently, not intended to reflect on the actual activities or business of the Company or any other entity.

Trading by Insider

An officer of X Corporation learns that earnings to be reported by X Corporation will increase dramatically.  Prior to the public announcement of such earnings, the officer purchases X Corporation’s stock.  The officer, an insider, is liable for all profits as well as penalties of up to three times the amount of all profits.  The officer also is subject to, among other things, criminal prosecution, including up to $5,000,000 in additional fines and 20 years in jail.  Depending upon the circumstances, X Corporation and the individual to whom the officer reports also could be liable as controlling persons.

Trading by Tippee

An officer of X Corporation tells a friend that X Corporation is about to publicly announce that it has signed an agreement for a major acquisition.  This tip causes the friend to purchase X Corporation’s stock in advance of the announcement.  The officer is jointly liable with his friend for all of the friend’s profits, and each is liable for all civil penalties of up to three times the amount of the friend’s profits.  The officer and his friend are also subject to criminal prosecution and other remedies and sanctions, as described above.

H.Prohibition of Records Falsification and False Statements

Section 13(b)(2) of the Exchange Act requires companies subject to the Exchange Act to maintain proper internal books and records and to devise and maintain an adequate system of internal accounting controls.  The SEC has supplemented the statutory requirements by adopting rules that prohibit (1) any person from falsifying records or accounts subject to the above requirements and (2) officers or directors from making any materially false, misleading or incomplete statement to any accountant in connection with any audit or filing with the SEC. These provisions reflect the SEC’s intent to discourage officers, directors and other persons with access to the Company’s books and records from taking action that might result in the communication of materially misleading financial information to the investing public.

IV.STATEMENT OF PROCEDURES PREVENTING INSIDER TRADING

The following procedures have been established, and will be maintained and enforced, by the Company to prevent insider trading.  Every officer, director and employee is required to follow these procedures.

A.Pre-Clearance of All Trades by Officers, Directors and Employees

To provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the purchase and sale of the Company’s securities,

all transactions in the Company’s securities (including without limitation, acquisitions and dispositions of Company stock, gifts, the exercise of stock options and the sale of Company stock issued upon exercise of stock options) by officers, directors and such other employees as are designated from time to time by the Board of Directors, the Chief Executive Officer, the Chief Financial Officer or the General Counsel as being subject to this pre-clearance process (each, a “Pre-Clearance Person”) must be pre-cleared by General Counsel.  Pre-clearance does not relieve anyone of his or her responsibility under SEC rules.  For the avoidance of doubt, any designation by the Board of Directors of the employees who are subject to pre-clearance may be updated from time to time by the Chief Executive Officer, the Chief Financial Officer or the General Counsel.

A request for pre-clearance must be in writing (including without limitation by e-mail), should be made at least two business days in advance of the proposed transaction and should include the identity of the Pre-Clearance Person, the type of proposed transaction (for example, an open market purchase, a privately negotiated sale, gift, an option exercise, etc.), the proposed date of the transaction and the number of shares, options or other securities to be involved.  In addition, unless otherwise determined by the General Counsel, the Pre-Clearance Person must execute a certification (in the form of Attachment B and approved by the General Counsel) that they are not aware of material, nonpublic information about the Company.  The General Counsel shall have sole discretion to decide whether to clear any contemplated transaction, provided that the Chief Financial Officer shall have sole discretion to decide whether to clear transactions by the General Counsel or persons or entities subject to this policy as a result of their relationship with the General Counsel.  All trades that are pre-cleared must be effected within five business days of receipt of the pre-clearance unless a specific exception has been granted by the General Counsel (or the Chief Financial Officer, in the case of the General Counsel or persons or entities subject to this Policy as a result of their relationship with the General Counsel). A pre-cleared trade (or any portion of a pre-cleared trade) that has not been effected during the five business day period must be pre-cleared again prior to execution.  Notwithstanding receipt of pre-clearance, if the Pre-Clearance Person becomes aware of material, non-public information or becomes subject to a black-out period before the transaction is effected, the transaction may not be completed.

B.Black-Out Periods

All Pre-Clearance Persons are subject to quarterly black-out periods. No Pre-Clearance Person shall purchase or sell any security of the Company during the period beginning at 11:59 p.m., Eastern time, on the 14th calendar day before the end of any fiscal quarter of the Company and ending upon completion of the second full trading day after the public release of earnings data for such fiscal quarter or during any other trading suspension period declared by the Company, except for purchases and sales made pursuant to the permitted transactions described in Section II. For example, if the Company’s fourth fiscal quarter ends at 11:59 p.m., Eastern time, on December 31, the corresponding blackout period would begin at 11:59 p.m., Eastern time, on December 17 and end at the close of trading on the second full trading day after the public release of earnings data for such fiscal quarter. For the avoidance of doubt, any designation by the Board of Directors of the employees who are subject to quarterly blackout periods may be updated from time to time by the Chief Executive Officer, the Chief Financial Officer or the General Counsel.

The safest period for trading in the Company’s securities, assuming the absence of material, nonpublic information, generally is the first ten trading days following the end of a black-out period discussed above.  This is because officers, directors and employees will, as any quarter progresses, be increasingly likely to possess material, nonpublic information about the expected financial results for that quarter.

Exceptions to the black-out period policy may be approved only by the General Counsel (or, in the case of an exception for the General Counsel or persons or entities subject to this policy as a result of their relationship with the General Counsel, the Chief Financial Officer or, in the case of exceptions for directors or persons or entities subject to this policy as a result of their relationship with a director, the Board of Directors).

From time to time, the Company, through the Board of Directors, the Company’s Disclosure Committee or the General Counsel or Chief Financial Officer, may recommend that officers, directors, employees or others suspend trading in the Company’s securities because of developments that have not yet been disclosed to the public.  Subject to the exceptions noted above, all those affected should not trade in the Company’s securities while the suspension is in effect and should not disclose to others that the Company has suspended trading.

C.Post-Termination Transactions

If an individual is in possession of material, non-public information when their service terminates, that individual may not trade in the Company’s securities until that information has become public or is no longer material.

D.Information Relating to the Company

1.Access to Information

Access to material, non-public information about the Company, including the Company’s business, earnings or prospects, should be limited to officers, directors and employees of the Company on a need-to-know basis.  In addition, such information should not be communicated to anyone outside the Company under any circumstances (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company on an other than need-to-know basis.

In communicating material, non-public information to employees of the Company, all officers, directors and employees must take care to emphasize the need for confidential treatment of such information and adherence to the Company’s policies with regard to confidential information.

E.Limitations on Access to Company Information

The following procedures are designed to maintain confidentiality with respect to the Company’s business operations and activities.

All officers, directors and employees should take all steps and precautions necessary to restrict access to, and secure, material, non-public information by, among other things:

●	Maintaining the confidentiality of Company-related transactions;
●	Conducting their business and social activities so as not to risk inadvertent disclosure of confidential information. Review of confidential documents in public places should be conducted in a manner that will prevent access by unauthorized persons;
●	Restricting access to documents and files (including computer files) containing material, non-public information to individuals on a need-to-know basis (including maintaining control over the distribution of documents and drafts of documents);
●	Promptly removing and cleaning up all confidential documents and other materials from conference rooms following the conclusion of any meetings;
●	Disposing of all confidential documents and other papers after there is no longer any business or other legally required need, through shredders when appropriate;
●	Restricting access to areas likely to contain confidential documents or material, non-public information;
●	Safeguarding laptop computers, tablets, memory sticks, CDs and other items that contain confidential information; and

●	Avoiding the discussion of material, non-public information in places where the information could be overheard by others such as in elevators, restrooms, hallways, restaurants, airplanes or taxicabs.

Personnel involved with material, non-public information, to the extent feasible, should conduct their business and activities in areas separate from other Company activities.

V.ADDITIONAL PROHIBITED TRANSACTIONS

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions.  Therefore, officers, directors and employees shall comply with the following policies with respect to certain transactions in the Company securities. For clarity, the requirements of this Section V do not apply to any transactions by a venture capital partnership or other similar entity with which a director is affiliated.  It is the responsibility of each such venture capital partnership or other entity, in consultation with their own counsel (as appropriate), to comply with applicable securities laws in connection with any transaction in Company securities.

A.Short Sales

Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects.  In addition, short sales may reduce the seller’s incentive to improve the Company’s performance.  For these reasons, short sales of the Company’s securities are prohibited by this Policy.

B.Options

A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that an officer, director or employee is trading based on inside information.  Transactions in options, whether traded on an exchange on any other organized market or on an over-the-counter market, also may focus an officer’s, director’s or employee’s attention on short-term performance at the expense of the Company’s long-term objectives.  Accordingly, transactions in puts, calls or other derivative securities involving the Company’s equity securities, on an exchange, on any other organized market or on an over the counter market, are prohibited by this Policy.

C.Hedging Transactions

Purchasing financial instruments, such as prepaid variable forward contracts, equity swaps, collars, and exchange funds, or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities, may cause an officer, director, or employee to no longer have the same objectives as the Company’s other shareholders.  Therefore, all such transactions involving the Company’s equity securities, whether such securities were granted as compensation or are otherwise held, directly or indirectly, are prohibited by this Policy.

D.Purchases of the Company’s Securities on Margin; Pledging the Company’s Securities to Secure Margin or Other Loans

Purchasing on margin means borrowing from a brokerage firm, bank or other entity in order to purchase the Company’s securities (other than in connection with a cashless exercise of stock options through a broker under the Company’s equity plans).  Margin purchases of the Company’s securities are prohibited by this Policy.  Pledging the Company’s securities as collateral to secure loans is prohibited.  This prohibition means, among other things, that you cannot hold the Company’s securities in a “margin account” (which would allow you to borrow against your holdings to buy securities).

VI.RULE 10B5-1 TRADING PLANS AND RULE 144

A.	Overview

Rule 10b5-1 will protect directors, officers, employees and consultants from insider trading liability under 10b5-1 for transactions under a previously established contract, plan or instruction to trade in the Company’s stock entered into and conducted in good faith and in accordance with the terms of Rule 10b5-1 (a “Trading Plan”) and will be exempt from the trading restrictions set forth in this Policy. Each such Trading Plan, and any proposed modification or termination thereof, must be submitted to and pre-approved by the Company’s General Counsel, or such other person as the Board of Directors may designate from time to time (the “Authorizing Officer”), who may impose such conditions on the implementation and operation of the Trading Plan as the Authorizing Officer deems necessary or advisable. However, compliance of the Trading Plan to the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person entering into, modifying, or terminating the Trading Plan, not the Company or the Authorizing Officer.

Rule 10b5-1 presents an opportunity for insiders to establish arrangements to sell (or purchase) Company stock without the restrictions of trading windows and black-out periods, even when there is undisclosed material information. A Trading Plan may also help reduce negative publicity that may result when key executives sell the Company’s stock. Rule 10b5-1 only provides an “affirmative defense” in the event there is an insider trading lawsuit. It does not prevent someone from bringing a lawsuit.

A director, officer, employee or consultant may enter into a Trading Plan only in good faith and when they are not in possession of material, non-public information and only during a trading window period outside of the trading black-out period.

The Company reserves the right from time to time to suspend, discontinue or otherwise prohibit any transaction in the Company’s securities, even pursuant to a previously approved Trading Plan, if the Authorizing Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation or other prohibition is in the best interests of the Company. Any Trading Plan submitted for approval hereunder should explicitly acknowledge the Company’s right to prohibit transactions in the Company’s securities. Failure to discontinue purchases and sales as directed shall constitute a violation of the terms of this Section VI and result in a loss of the exemption set forth herein.

Officers, directors, employees and consultants may adopt Trading Plans with brokers that outline a pre-set plan for trading of the Company’s stock, including the exercise of options. Trades pursuant to a Trading Plan generally may occur at any time. However, the Trading Plan must include a minimum “cooling-off period” between the establishment of a Trading Plan and commencement of any transactions under such plan for:

●	directors and officers that extends to the later of 90 days after adoption or modification of a Trading Plan or two business days after filing or furnishing, as applicable, the Form 20-F or Form 6-K covering the fiscal quarter in which the Trading Plan was adopted or modified, as applicable, up to a maximum of 120 days; and
●	employees who are not Section 16 reporting persons and any other persons, other than the Company, that extends 30 days after adoption or modification of a Trading Plan.

For purposes of this Section VI, “officers” refer to those individuals who meet the definition of “officer” under Section 16 of the Exchange Act. Pursuant to Rule 16a-1(f) under the Exchange Act, the term “officer” means:

“an issuer’s president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice-president of the issuer in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the issuer. Officers of the issuer’s parent(s) or subsidiaries shall be deemed officers of the issuer if they perform such policy-making functions for the issuer.”

Individuals may not adopt more than one Trading Plan at a time except under the limited circumstances permitted by Rule 10b5-1 and subject to pre-approval by the Authorizing Officer.

For clarity, the requirements of this Section VI do not apply to any Trading Plan entered into by a private equity firm or other similar entity with which a director is affiliated.  It is the responsibility of each such venture capital partnership or other entity, in consultation with their own counsel (as appropriate), to comply with applicable securities laws in connection with any Trading Plan.

B.	Terminations of and Modifications to Trading Plans

Terminations of Trading Plans should occur only in unusual circumstances. Effectiveness of any termination of a Trading Plan will be subject to the prior review and approval of the Authorizing Officer. Termination is effected upon written notice to the broker.  You should note that termination of a Trading Plan can result in the loss of an affirmative defense for past or future transactions under a Trading Plan. You should consult with your own legal counsel before deciding to terminate a Trading Plan.

A person acting in good faith may modify a prior Trading Plan so long as such modifications are made outside of a quarterly trading black-out period and at a time when the Trading Plan participant does not possess material, non-public information. Modifications to a Trading Plan are subject to pre-approval by the Authorizing Officer and modifications of a Trading Plan that change the amount, price, or timing of the purchase or sale of the securities underlying a Trading Plan will trigger a new cooling-off period (as described above). Under certain circumstances, a Trading Plan must be terminated. This may include circumstances such as the announcement of a merger or the occurrence of an event that would cause the transaction either to violate the law or to have an adverse effect on the Company. The Authorizing Officer or administrator of the Company’s stock plans is authorized to notify the broker in such circumstances, thereby insulating the insider in the event of termination.

C.	Discretionary Plans

Although non-discretionary Trading Plans, where neither the participant nor the broker generally has discretion or control over trading, are preferred, discretionary Trading Plans, where the discretion or control over trading is transferred to a broker, are permitted if pre-approved by the Authorizing Officer.

The Authorizing Officer must pre-approve any Trading Plan, arrangement or trading instructions, etc., involving potential sales or purchases of the Company’s stock or option exercises, including but not limited to, blind trusts, discretionary accounts with banks or brokers or limit orders. The actual transactions effected pursuant to a pre-approved Trading Plan will not be subject to further pre-clearance for transactions in the Company’s stock once the Trading Plan or other arrangement has been pre-approved.

D.	Reporting (if Required)

If required, an SEC Form 144 will be filled out and filed by the individual/brokerage firm in accordance with the existing rules regarding Form 144 filings. A footnote at the bottom of the Form 144 should indicate that the trades are in accordance with a Trading Plan that complies with Rule 10b5-1 adopted on a specific date and expires at the relevant expiration date.

E.	Options

Exercises of options or other equity awards by means of a cash payment, or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards, in each case, that do not involve a market sale of the Company’s securities, may be executed at any time. “Cashless exercise” option exercises through a broker are subject to trading windows. However, the Company will permit same day sales under Trading Plans. If a broker is required to execute a cashless exercise in accordance with a Trading Plan, then the Company must have exercise forms attached to the Trading Plan that are signed, undated and with the number of shares to be exercised left blank. Once a broker determines that the time is right to exercise the option and dispose of the shares in accordance with the Trading Plan, the broker will notify the Company in writing and the administrator of the Company’s stock plans will fill in the number of shares and the date of exercise on the previously signed exercise form. The insider should not be involved with this part of the exercise.

F.	Trades Outside of a Trading Plan

During an open trading window, trades differing from Trading Plan instructions that are already in place are allowed as long as the Trading Plan continues to be followed in accordance with the requirements of Rule 10b5-1 and such trades receive the necessary pre-clearance.

G.	Public Disclosure

The Company reserves the right to publicly disclose, announce, or respond to inquiries from the media regarding the adoption, modification, or termination of a Trading Plan and non-Rule 10b5-1 trading arrangements, or the execution of transactions made under a Trading Plan.

H.	Prohibited Transactions

The transactions prohibited under Section V of this Policy, including among others short sales and hedging transactions, may not be carried out through a Trading Plan or other arrangement or trading instruction involving potential sales or purchases of the Company’s securities.

I.	Limitation on Liability

None of the Company, the Authorizing Officer, the Chief Financial Officer, the Chief Executive Officer, the Company’s other employees or consultants or any other person will have any liability for any delay in reviewing, or refusal of, a Trading Plan submitted pursuant to this Section VI or a request for pre-clearance submitted pursuant to Section IV. Notwithstanding any review of a Trading Plan pursuant to this Section VI or pre-clearance of a transaction pursuant to Section IV of this Policy, none of the Company, the Authorizing Officer, the Chief Financial Officer, the Chief Executive Officer, the Company’s other employees or consultants or any other persons assumes any liability for the legality or consequences of such Trading Plan or transaction to the person engaging in or adopting such Trading Plan or transaction.

J.	Rule 144 (Applicable to Directors and Officers)

Rule 144 provides a safe harbor exemption to the registration requirements of the Securities Act of 1933, as amended, for certain resales of “restricted securities” and “control securities.”  “Restricted securities” are securities acquired from an issuer, or an affiliate of an issuer, in a transaction, or chain of transactions, not involving a public offering.  “Control securities” are any securities owned by directors, executive officers, or other “affiliates” of the issuer, including stock purchased in the open market and stock received upon exercise of stock options.  Sales of Company securities by affiliates (generally, directors, officers and 10% shareholders of the Company) must comply with the requirements of Rule 144, which are summarized below:

●	Current Public Information. The Company must have filed all SEC-required reports during the last 12 months.

●	Volume Limitations. Total sales of Company ordinary shares by a covered individual for any three-month period may not exceed the greater of: (i) 1% of the total number of outstanding shares of Company ordinary shares, as reflected in the most recent report or statement published by the Company, or (ii) the average weekly reported volume of such shares traded during the four calendar weeks preceding the filing of the requisite Form 144.
●	Method of Sale. The shares must be sold either in a “broker’s transaction” or in a transaction directly with a “market maker.” A “broker’s transaction” is one in which the broker does no more than execute the sale order and receive the usual and customary commission. Neither the broker nor the selling person can solicit or arrange for the sale order. In addition, the selling person or member of the Board of Directors must not pay any fee or commission other than to the broker. A “market maker” includes a specialist permitted to act as a dealer, a dealer acting in the position of a block positioner, and a dealer who hold themselves out as being willing to buy and sell Company ordinary shares for their own account on a regular and continuous basis.
●	Notice of Proposed Sale. A notice of the sale (a Form 144) must be filed with the SEC at the time of the sale. Brokers generally have internal procedures for executing sales under Rule 144, and will assist you in completing the Form 144 and in complying with the other requirements of Rule 144.

If you are subject to Rule 144, you must instruct your broker who handles trades in Company securities to follow the brokerage firm’s Rule 144 compliance procedures in connection with all trades.

VII.EXECUTION AND RETURN OF CERTIFICATION OF COMPLIANCE

After reading this Policy and on an annual basis, all officers, directors and employees should execute and return to the Company’s General Counsel the Certification of Compliance form attached hereto as “Attachment B.”

ATTACHMENT A

PRE-CLEARANCE REQUEST FORM

NAME:	_________________________
POSITION:	_________________________

PROPOSED TRANSACTION:

Number of GDEV Inc. securities:__________________________________

Nature of transaction (e.g., buying/selling/transferring):_____________________

Proposed date of transaction:________________________________________

If the transaction is to be done by (i) a member of your household, (ii) an individual not residing in your household but who is subject to your influence or control or (iii) an entity controlled by you (generally greater than 50% ownership), including any corporations, partnerships or trusts, please provide details:

________________________________________________________________

________________________________________________________________

OTHER INFORMATION:

Note: You must disclose any additional material facts that may affect the decision as to whether the transaction should be permitted or not.

I confirm that I have read the rules set out in the Insider Trading Compliance Policy and that the above information is accurate and complete and that I am not aware of material nonpublic information about the Company.  I understand that the information in this form may be referred to in the event of a suspected breach of the Insider Trading Compliance Policy.  I will inform the General Counsel as soon as practicable if there is a change in any of the circumstances set out above. If I receive clearance for the transaction, I will ensure that the transaction is executed within the time limit specified in the notification of the clearance and will notify the General Counsel of completion of the transaction.  Notwithstanding receipt of preclearance, if I become aware of material nonpublic information or become subject to a blackout period before the transaction is effected, I will not complete the transaction.

SIGNATURE:________________________________DATE: ____________________

ATTACHMENT B

CERTIFICATION OF COMPLIANCE

RETURN BY [_________] [insert return deadline]

TO:__________________, General Counsel

FROM:__________________________

RE:INSIDER TRADING COMPLIANCE POLICY OF GDEV INC.

I have received, reviewed and understand the above-referenced Insider Trading Compliance Policy and undertake, as a condition to my present and continued employment (or, if I am not an employee, affiliation with) GDEV Inc., to comply fully with the policies and procedures contained therein.

[I hereby certify, to the best of my knowledge, that during the calendar year ending December 31, 20[__], I have complied fully with all policies and procedures set forth in the above-referenced Insider Trading Compliance Policy.]1

SIGNATURE	DATE

TITLE

1  Note: This language should be excluded from an initial certification.